Exhibit 10.8

Class _
LIBERTY GLOBAL 2014 INCENTIVE PLAN

(Effective March 1, 2014)

PERFORMANCE GRANT AWARD AGREEMENT
THIS PERFORMANCE GRANT AWARD AGREEMENT (“Agreement”) is made as of April 30, 2014, by and between LIBERTY GLOBAL PLC, a public limited company incorporated under the laws of England and Wales (the “Company”), and the individual whose name, address, and Optionee ID number appear on the signature page hereto (the “Grantee”).
The Company has adopted the Liberty Global 2014 Incentive Plan effective March 1, 2014 (the “Plan”), which by this reference is made a part hereof, for the benefit of eligible employees of the Company and its Subsidiaries. Capitalized terms used and not otherwise defined herein will have the meaning given thereto in the Plan.
In satisfaction of the Performance Grant Award referenced in subparagraph 4(c) of the Employment Agreement, the Compensation Committee appointed by the Board pursuant to Article 3 of the Plan to administer the Plan (the “Committee”) hereby awards performance-based restricted share units to the Grantee effective as of April 30, 2014 (the “Grant Date”), subject to the conditions and restrictions set forth herein and in the Plan, in order to provide the Grantee additional remuneration for services rendered, to encourage the Grantee to continue to provide services to the Company or its Subsidiaries and to increase the Grantee’s personal interest in the continued success and progress of the Company.
The Company and the Grantee therefore agree as follows:
1.Definitions. The following terms, when used in this Agreement, have the following meanings:
“Act” means the U.K. companies Act of 2006, as amended from time to time, and the rules and regulations thereunder.
“Base Performance Objective” means the performance metrics established and approved by the Committee by resolution adopted April 30, 2014.
“Cause” has the meaning specified in the Employment Agreement (as modified by subparagraph 9(f) of the Employment Agreement in connection with a Change in Control).
“Change in Control” has the meaning specified in the Employment Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific code section shall include any successor section.

“Committee” has the meaning specified in the recitals to this Agreement.

“Company” means Liberty Global plc, a public limited company incorporated under the laws of England and Wales.
“Disability” has the meaning specified in the Employment Agreement.
“Earned Performance Share Units” means the number of Performance Share Units granted pursuant to this Award if and when the Committee certifies that the Base Performance Objective has been met pursuant to Section 3, subject to forfeiture or acceleration during the Service Period in accordance with Section 4, Section 6 and Section 7, as applicable.
“Employment Agreement” means that certain Employment Agreement, dated April 30, 2014, among the Company, Liberty Global, Inc. and the Grantee.
“Good Reason” has the meaning specified in the Employment Agreement.
“Grant Date” has the meaning specified in the recitals to this Agreement.
“Grantee” has the meaning specified in the preamble to this Agreement.
“LBTY_” and “Share” means the Class _ ordinary shares, nominal value $.01 per share, of the Company.
“Performance Period” means the period established and approved by the Committee by resolution adopted April 30, 2014.
“Performance Share Unit” is a Restricted Share representing the right to receive one share of LBTY_, subject to the performance and other conditions and restrictions set forth herein and in the Plan.
“Plan” has the meaning specified in the preamble to this Agreement.
“Regulations” means the rules and regulations under the Code or a specified section of the Code, as applicable.
“Required Withholding Amount” has the meaning specified in Section 17 of this Agreement.
“RSU Dividend Equivalents” with respect to a Performance Share Unit means, to the extent specified by the Committee only, an amount equal to all dividends and other distributions (or the economic equivalent thereof) which are payable or transferable to Shareholders of record during the Performance Period and Service Period with respect to one share of LBTY_.
“Section 409A” means Section 409A of the Code and related Regulations and Treasury pronouncements.

“Service Period” means the period beginning immediately following the expiration of the Performance Period and ending on the Vesting Date(s) as provided in Section 4, as applicable.
“Termination of Service” means the termination for any reason of the Grantee’s provision of services to the Company and its Subsidiaries, as an officer, employee or independent contractor. Whether any leave of absence constitutes a Termination of Service will be determined by the Committee subject to Section 11.2(d) of the Plan. Unless the Committee otherwise determines, neither transfers of employment among the Company and its Subsidiaries, nor a change in Grantee’s status from an independent contractor to an employee will be a Termination of Service for purposes of this Agreement. Unless the Committee otherwise determines, however, any change in Grantee’s status from an employee to an independent contractor will be a Termination of Service within the meaning of this Agreement; provided, however, that, to the extent Section 409A is applicable to Grantee, any amounts otherwise payable hereunder as nonqualified deferred compensation within the meaning of Section 409A on account of Termination of Service shall not be payable before Grantee “separates from service”, as that term is defined in Section 409A, and shall be paid in accordance with Section 17(c) of this Agreement.
“Unpaid RSU Dividend Equivalents” has the meaning specified in Section 4(b) of this Agreement.
“Vesting Date” means each date on which any Performance Share Units cease to be subject to a risk of forfeiture or vest, as determined in accordance with this Agreement and the Plan.
“Vested RSU Dividend Equivalents” has the meaning specified in Section 10 of this Agreement.
2.Grant of Performance Share Units. Pursuant to the Plan, the Company grants to the Grantee, effective as of the Grant Date, an Award of the number of Performance Share Units set forth on the signature page hereto, subject to the terms, conditions and restrictions set forth herein and in the Plan.
3.Performance Condition For Performance Period.
(a)Except as otherwise provided in Section 7, if the Base Performance Objective is not met, this Award and Grantee’s Performance Share Units and any related Unpaid RSU Dividend Equivalents shall be forfeited and the Grantee shall have no further rights hereunder.
(b)The Base Performance Objective established by the Committee for the Performance Period is made a part hereof for all purposes.
(c)No later than December 20, 2014, the Committee shall certify whether the Base Performance Objective has been met and, if the Base Performance Objective has been met, the Performance Share Units shall become Earned Performance Share Units. Upon completing its determination, the Committee shall notify the Grantee, in the form and manner as determined by the Committee, of the results of its certification.

4.Vesting during Service Period.
(a)    Unless the Committee otherwise determines in its sole discretion, subject to earlier vesting in accordance with Section 5, 6 or 7 of this Agreement or Section 11.1(b) of the Plan and subject to the forfeiture provisions of this Agreement, the Earned Performance Share Units shall become vested in accordance with the following schedule (each date specified below being a Vesting Date):

(i)	On March 15, 2015, 1/3 of the Earned Performance Share Units shall become vested;

(ii)	On March 15, 2016, 1/3 of the Earned Performance Share Units shall become vested; and

(iii)	On March 15, 2017, 1/3 of the Earned Performance Share Units shall become vested;
provided, however, that if no director’s remuneration policy is approved by the Company’s shareholders in accordance with section 439A of the Companies Act 2006 prior to December 20, 2014, the Service Period shall end and the Earned Performance Share Units shall vest and settle on December 20, 2014.
(b)    On each Vesting Date, subject to the satisfaction of any other applicable restrictions, terms and conditions, any RSU Dividend Equivalents with respect to the Earned Performance Share Units that have not theretofore become Vested RSU Dividend Equivalents (“Unpaid RSU Dividend Equivalents”) will become vested to the extent that the Earned Performance Share Units related thereto shall have become vested in accordance with this Agreement.
5.Termination, Death or Disability during Performance Period.
Subject to the remaining provisions of this Section 5 and to Sections 7 and 8, in the event of Termination of Service at any time during the Performance Period, the Grantee shall thereupon forfeit the Grantee’s Performance Share Units, any related Unpaid RSU Dividend Equivalents and any rights hereunder, except as indicated below:
(a)    If the Termination of Service occurs due to death or Disability, then the Grantee (or the Grantee’s estate in the case of death) will vest in the Performance Share Units and any related Unpaid RSU Dividend Equivalents as of the date of Termination of Service.
(b)    If the Termination of Service is due to termination of the Grantee by the Company or any of its Subsidiaries without Cause or resignation by the Grantee for Good Reason, then the Grantee will retain the right to earn the Grantee’s Performance Share Units and any related Unpaid RSU Dividend Equivalents. The number of the Grantee’s Earned Performance Share Units, if any, will be determined in accordance with Section 3 on the same basis as would otherwise apply had no Termination of Service occurred. Subject to the foregoing, the Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents will thereupon become vested and will be settled no later than December 20, 2014.

6.Termination, Death or Disability during Service Period.
Subject to the provisions of Sections 7 and 8, in the event of Termination of Service at any time during the Service Period, the Grantee shall, effective upon such Termination of Service, forfeit any Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents, the Vesting Date for which has not yet occurred. Notwithstanding the foregoing, if the Termination of Service is due to (i) death or Disability, (ii) termination of the Grantee by the Company or any of its Subsidiaries without Cause or (iii) resignation by the Grantee for Good Reason, the Grantee’s unvested Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents will thereupon become vested and no longer be subject to a risk of forfeiture.
7.Change in Control.
If a Change in Control occurs on or before the Grantee’s Termination of Service, then the provisions of this Section 7 will apply, subject to Section 8:
(a)    If the Change in Control occurs during the Performance Period, then the Performance Share Units will be deemed to be Earned Performance Share Units. Such Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents shall become vested upon the earlier of (i) the regular Vesting Date of the applicable Earned Performance Share Unit and any related Unpaid DSU Dividend Equivalent pursuant to Section 4 and (ii) the date that is the one year anniversary of the consummation of the Change in Control provided that the Grantee’s Termination of Service does not occur prior to such date except as otherwise set forth in Section 6. The vesting and settlement contemplated by this Section 7(a) and Section 9 will be in full satisfaction of the Grantee’s rights hereunder.
(b)    If the Change in Control occurs during the Service Period, the Grantee’s remaining Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents shall become vested on the earlier of (i) the regular Vesting Date of the applicable Earned Performance Share Unit and any related Unpaid DSU Dividend Equivalent pursuant to Section 4 and (ii) on the date that is the one year anniversary of the consummation of the Change in Control provided that the Grantee’s Termination of Service does not occur prior to such date except as otherwise set forth in Section 6. The accelerated vesting and settlement contemplated by this Section 7(b) and Section 9 will be in full satisfaction of the Grantee’s rights hereunder.
8.Forfeiture and Recoupment Policy.
(a)    Except when the Grantee’s Termination of Service is due to death, the accelerated vesting of Performance Share Units contemplated by Sections 5 and 6 shall be contingent upon execution by the Grantee of the release attached to the Grantee’s Employment Agreement such that the release becomes irrevocable within 60 days after the Termination of Service.
(b)    If the Grantee breaches any restrictions, terms or conditions provided in or established by the Committee pursuant to the Plan or this Agreement with respect to the Performance Share Units prior to the vesting thereof (including any attempted or completed transfer of any such unvested Performance Share Units contrary to the terms of the Plan or this Agreement), the unvested

Performance Share Units, together with any related Unpaid RSU Dividend Equivalents, will be forfeited immediately.
(c)    If the Company’s consolidated financial statements taken into account for the Base Performance Objective are required to be restated at any time as a result of an error (whether or not involving fraud or misconduct) and the Committee determines that if the financial results had been properly reported the Base Performance Objective would not have been met, then the Grantee shall be required to forfeit the Earned Performance Share Units, together with any related Unpaid RSU Dividend Equivalents, or to refund any amounts previously delivered to the Grantee. The amount allocated to portions of the Grantee’s Earned Performance Share Units that have previously been settled shall be promptly refunded to the Company by the Grantee in cash or by transfer of a number of Shares with a Fair Market Value as of the date transferred to the Company that is equal to the Fair Market Value of the Shares as of the date such shares were previously issued or transferred in settlement of the Earned Performance Share Units and the value of any RSU Dividend Equivalents previously paid with respect thereto. The Company shall have the right, exercisable in the Committee’s discretion, to offset, or cause to be offset, any amounts that the Grantee is required to refund to the Company pursuant to this Section 8(c) against any amounts otherwise owed by the Company or any of its subsidiaries to the Grantee.
(d)    In addition to the foregoing, the Net Performance Shares (as defined in the Employment Agreement) or cash proceeds shall be subject to the clawback provisions of the Employment Agreement.
(e)    Upon forfeiture of any Performance Share Units, such Performance Share Units and any related Unpaid RSU Dividend Equivalents will be immediately cancelled, and the Grantee will cease to have any rights hereunder with respect thereto.

9.Settlement of Vested Performance Share Units. Except as specifically set forth in Section 4 and Section 5(b), settlement of Performance Share Units that vest in accordance with this Agreement shall be made on the fifth business day following the applicable Vesting Date. Settlement of vested Performance Share Units shall be made in payment of Shares, together with any related Unpaid RSU Dividend Equivalents, in accordance with Section 11.
10.Shareholder Rights; RSU Dividend Equivalents. The Grantee shall have no rights of a Shareholder with respect to any Shares represented by any Performance Share Units unless and until such time as Shares represented by vested Performance Share Units have been delivered to the Grantee in accordance with Section 9 and Section 11. The Grantee will have no right to receive, or otherwise with respect to, any RSU Dividend Equivalents until such time, if ever, as the Performance Share Units with respect to which such RSU Dividend Equivalents relate shall have become vested and, if vesting does not occur, the related RSU Dividend Equivalents will be forfeited. RSU Dividend Equivalents shall not bear interest or be segregated in a separate account. Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the vesting of any portion of the RSU Dividend Equivalents (the “Vested RSU Dividend Equivalents”). The settlement of any Vested RSU Dividend Equivalents shall be made as soon as administratively practicable after the accelerated vesting date, but in no event later than March 15 of the calendar year following the calendar year in which the Vested RSU Dividend Equivalents became vested.
11.Delivery by Company. As soon as practicable after the vesting of Performance Share Units, and any related Unpaid RSU Dividend Equivalents, and subject to the withholding referred to in Section 17 of this Agreement, the Company will deliver or cause to be delivered to or at the direction of the Grantee (i)(a) a certificate or certificates issued or transferred in the Grantee’s name for the Shares represented by such vested Performance Share Units, (b) a statement of holdings reflecting that the Shares represented by such vested Performance Share Units are held for the benefit of the Grantee in uncertificated form by a third party service provider designated by the Company, or (c) a confirmation of deposit of the Shares represented by such vested Performance Share Units, in book-entry form, into the broker’s account designated by the Grantee, (ii) any securities constituting related vested Unpaid RSU Dividend Equivalents by any applicable method specified in clause (i) above, and (iii) any cash payment constituting related vested Unpaid RSU Dividend Equivalents. Any delivery of securities will be deemed effected for all purposes when (1) a certificate representing or statement of holdings reflecting such securities and, in the case of any Unpaid RSU Dividend Equivalents, any other documents necessary to reflect ownership thereof by the Grantee has been delivered personally to the Grantee or, if delivery is by mail, when the Company or its share transfer agent has deposited the certificate or statement of holdings and/or such other documents in the United States or local country mail, addressed to the Grantee, or (2) confirmation of deposit into the designated broker’s account of such securities, in written or electronic format, is first made available to the Grantee. Any cash payment will be deemed effected when a check from the Company, payable to or at the direction of the Grantee and in the amount equal to the amount of the cash payment, has been delivered personally to or at the direction of the Grantee or deposited in the United States mail, addressed to the Grantee or his nominee.

12.Nontransferability of Performance Share Units Before Vesting.
(a)    Before vesting and during the Grantee’s lifetime, the Performance Share Units and any related Unpaid RSU Dividend Equivalents may not be sold, assigned, transferred by gift or otherwise, pledged, exchanged, encumbered or disposed of (voluntarily or involuntarily), other than an assignment pursuant to a Domestic Relations Order. In the event of an assignment pursuant to a Domestic Relations Order, the unvested Performance Share Units and any related Unpaid RSU Dividend Equivalents so assigned shall be subject to all the restrictions, terms and provisions of this Agreement and the Plan, and the assignee shall be bound by all applicable provisions of this Agreement and the Plan in the same manner as the Grantee.
(b)    The Grantee may designate a beneficiary or beneficiaries to whom the Performance Share Units, to the extent then vested, and any related Unpaid RSU Dividend Equivalents will pass upon the Grantee’s death and may change such designation from time to time by filing a written designation of beneficiary or beneficiaries with the Committee on such form as may be prescribed by the Committee, provided that no such designation will be effective unless so filed prior to the death of the Grantee. If no such designation is made or if the designated beneficiary does not survive the Grantee’s death, the Performance Share Units, to the extent then vested, and any related Unpaid RSU Dividend Equivalents will pass by will or the laws of descent and distribution. Following the Grantee’s death, the person to whom such vested Performance Share Units and any related Unpaid RSU Dividend Equivalents pass according to the foregoing will be deemed the Grantee for purposes of any applicable provisions of this Agreement.
13.Adjustments. The Performance Share Units and any related Unpaid RSU Dividend Equivalents will be subject to adjustment pursuant to Section 4.2 of the Plan in such manner as the Committee may deem equitable and appropriate in connection with the occurrence following the Grant Date of any of the events described in Section 4.2 of the Plan.
14.Company’s Rights.    The existence of this Agreement will not affect in any way the right or power of the Company or its Shareholders to accomplish any corporate act, including, without limitation, the acts referred to in Section 11.16 of the Plan.
15.Limitation of Rights; Executive Share Ownership Policy. Nothing in this Agreement or the Plan will be construed to give the Grantee any right to be granted any future Award other than in the sole discretion of the Committee or give the Grantee or any other person any interest in any fund or in any specified asset or assets of the Company or any of its Subsidiaries. Neither the Grantee nor any person claiming through the Grantee will have any right or interest in Shares represented by any Performance Share Units or any related Unpaid RSU Dividend Equivalents unless and until there shall have been full compliance with all the terms, conditions and provisions of this Agreement and the Plan. Grantee acknowledges and agrees that the transfer by Grantee of the Shares received upon vesting of Performance Share Units shall be subject to Grantee’s compliance with the Company’s Executive Share Ownership Policy, as in effect from time to time.
16.Restrictions Imposed by Law. Without limiting the generality of Section 11.8 of the Plan, the Company shall not be obligated to deliver any Shares represented by vested Performance Share Units or securities constituting any Unpaid RSU Dividend Equivalents if counsel to the Company determines that the issuance or delivery thereof would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange upon which Shares or such other securities are listed. The Company will in no event be obligated to take any affirmative action in order to cause the delivery of Shares represented by vested Performance Share Units or securities constituting any Unpaid RSU Dividend Equivalents to comply with any such law, rule, regulation, or agreement. Any certificates representing any such securities issued or transferred under this Agreement may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws.
17.Taxes.
(a)    To the extent that the Company is subject to withholding tax or employee social security withholding requirements under any national, state, local or other governmental law with respect to the award, or vesting thereof, of the Performance Share Units to the Grantee under this Agreement or under the performance share units agreement dated as of April 30, 2014 with respect to Class _ ordinary shares, nominal value $.01 per share of the Company to which the Grantee is a party (the “Class _ PSU Award”), or the designation of any related RSU Dividend Equivalents as payable or distributable or the payment or distribution thereof, the Grantee must make arrangements satisfactory to the Company to make payment to the Company of the amount required to be withheld under such tax laws or employer social security contribution laws, as determined by the Company (collectively, the “Required Withholding Amount”). To the extent such withholding is required because the Grantee vests in some or all of the Performance Share Units and any related RSU Dividend Equivalents, the Company shall withhold (i) from the Shares represented by vested Performance Share Units otherwise deliverable to the Grantee pursuant to the Class _ PSU Award, a number of Shares and/or (ii) from any related RSU Dividend Equivalents otherwise deliverable to the Grantee pursuant to the Class _ PSU Award, an amount of such RSU Dividend Equivalents, which collectively have a value (or, in the case of securities withheld, a Fair Market Value) equal to the Required Withholding Amount (subject to compliance with applicable law, including, but not limited to, “financial assistance” prohibitions under UK law), unless the Grantee remits the Required Withholding Amount to the Company in cash in such form and by such time as the Company may require or other provisions for withholding such amount satisfactory to the Company have been made. Without limitation to the foregoing sentence, the Grantee hereby agrees that the Required Withholding Amount can also be collected by (i) deducting from cash amounts otherwise payable to the Grantee (including wages or other cash compensation), (ii) withholding from proceeds of the sale of Shares acquired upon vesting of the Earned Performance Share Units through a sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent), or (iii) if the amount withheld under the previous sentence is not sufficient to satisfy the Required Withholding Amount, by withholding from the Shares represented by vested Performance Share Units or related RSU Dividend Equivalents deliverable under this Award, a number of Shares and/or amount which would be sufficient to satisfy any unmet portion of the Required Withholding Amount. Notwithstanding any other provisions of this Agreement, the delivery of any shares of LBTY_ represented by vested Performance Share Units and any related RSU Dividend Equivalents may be postponed until any required withholding taxes have been paid to the Company.

(b)    If the Grantee is subject to tax in the United Kingdom and the withholding of any income tax due is not made within 90 days of the event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall (assuming the Grantee is not a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act)) constitute a loan owed by the Grantee to the Grantee’s employer (the “Employer”), effective on the Due Date. The Grantee agrees that the loan will bear interest at the then-current HM Revenue & Customs (“HMRC”) Official Rate, it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in Section 17(a). If the Grantee is a director or executive officer and income tax is not collected from or paid by him by the Due Date, the amount of any uncollected income tax will constitute a benefit to the Grantee on which additional income tax and national insurance contributions (“NICs”) will be payable. The Grantee will be responsible for paying and reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any NICs due on this additional benefit.
(c)    At all times prior to the Vesting Date, the benefit payable under this Agreement is subject to a substantial risk of forfeiture within the meaning of Section 409A and Regulation 1.409A-1(d) (or any successor Regulation). Accordingly, this Agreement is not subject to Section 409A under the short term deferral exclusion. Notwithstanding any other provision of this Agreement, if Grantee is a “specified employee” as such term is defined in Section 409A, and determined as described below, any amounts that would otherwise be payable hereunder as nonqualified deferred compensation within the meaning of Section 409A on account of Termination of Service (other than by reason of death) to the Grantee shall not be payable before the earlier of (i) the date that is six months after the date of the Grantee’s Termination of Service, (ii) the date of the Grantee’s death or (iii) the date that otherwise complies with the requirements of Section 409A. The Grantee shall be deemed a “specified employee” for the twelve-month period beginning on April 1 of a year if the Grantee is a “key employee” as defined in Section 416(i) of the Code (without regard to Section 416(i)(5)) as of December 31 of the preceding year.
(d)    In the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Grantee pursuant to this Agreement (“Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), then the applicable provisions of subparagraph 12(h)(ii) of the Employment Agreement regarding potential reduction in payments shall apply.

18.Notice. Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by United States first class or local country mail, postage prepaid, sent by overnight courier, freight prepaid or sent by facsimile and addressed as follows:
Liberty Global plc
12300 Liberty Boulevard
Englewood, CO 80112
Attn: General Counsel
Fax: 303-220-6691
Any notice or other communication to the Grantee with respect to this Agreement will be in writing and will be delivered personally, or will be sent by United States first class or local country mail, postage prepaid, to the Grantee’s address as listed in the records of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address.
19.Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Committee. Without limiting the generality of the foregoing, without the consent of the Grantee,
(a)    this Agreement may be amended or supplemented from time to time as approved by the Committee (i) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or (ii) to add to the covenants and agreements of the Company for the benefit of the Grantee or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Shareholders and, provided, in each case, that such changes or corrections will not adversely affect the rights of the Grantee with respect to the Award evidenced hereby, or (iii) to reform the Award made hereunder as contemplated by Section 11.18 of the Plan or to exempt the Award made hereunder from coverage under Section 409A, or (iv) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including any applicable tax or securities laws; and
(b)    subject to any required action by the Board or the Shareholders, the Performance Share Units granted under this Agreement may be canceled by the Company and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect any Performance Share Units that are then vested.
20.Grantee Employment or Service.
(a)    Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, will confer or be construed to confer on the Grantee any right to continue in the employ or service of the Company or any of its Subsidiaries or interfere in any way with any right of the Company or any Subsidiary, subject to the terms of the Employment Agreement or any separate employment or service agreement to the contrary, to terminate the Grantee’s employment or service at any time, with or without cause, or to increase or decrease the Grantee’s compensation from the rate in effect at the date hereof or to change the Grantee’s title or duties.
(b)    The Award hereunder is special incentive compensation that will not be taken into account, in any manner, as salary, earnings, compensation, bonus or benefits, in determining the amount of any payment under any pension, retirement, profit sharing, 401(k), life insurance, salary continuation, severance or other employee benefit plan, program or policy of the Company or any of its Subsidiaries or any employment or service agreement or arrangement with the Grantee.
(c)    It is a condition of the Grantee’s Award that, in the event of Termination of Service for whatever reason, whether lawful or not, including in circumstances which could give rise to a claim for wrongful and/or unfair dismissal (whether or not it is known at the time of Termination of Service that such a claim may ensue), the Grantee will not by virtue of such Termination of Service, subject to Sections 5, 6 and 7 of this Agreement and the terms of the Employment Agreement, become entitled to any damages or severance or any additional amount of damages or severance in respect of any rights or expectations of whatsoever nature the Grantee may have hereunder or under the Plan. Notwithstanding any other provision of the Plan or this Agreement, the Award hereunder will not form part of the Grantee’s entitlement to remuneration or benefits pursuant to the Grantee’s employment or service agreement or arrangement, if any. The rights and obligations of the Grantee under the terms of his employment or service agreement, if any, will not be enhanced hereby.
(d)    In the event of any inconsistency between the terms hereof or of the Plan and any employment, severance or other agreement with the Grantee, the terms hereof and of the Plan shall control.
21.Nonalienation of Benefits. Except as provided in Section 12 of this Agreement, (i) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (ii) no right or benefit hereunder will in any manner be liable for or subject to the debts, contracts, liabilities or torts of the Grantee or other person entitled to such benefits.
22.Data Privacy.
(a)    The Grantee’s acceptance hereof shall evidence the Grantee’s explicit and unambiguous consent to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data by and among, as applicable, the Grantee’s employer (the “Employer”) and the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, bonus and employee benefits, nationality, job title and description, any Shares or directorships or other positions held in the Company, its subsidiaries and affiliates, details of all options, share appreciation rights, restricted shares, restricted share units or any other entitlement to Shares or other Awards granted, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, annual performance objectives, performance reviews and performance ratings, for the purpose of implementing, administering and managing Awards under the Plan (“Data”).
(b)    The Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere, and that the recipients’ country (e.g. the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any Shares acquired with respect to an Award.
(c)    The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may at any time view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. Further, the Grantee understands that he is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his consent, the Grantee’s employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant him Performance Share Units or other equity awards or administer or maintain such awards. Therefore, the Grantee understands that refusing or withdrawing his consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of a refusal to consent or withdrawal of consent, the Grantee may contact the Grantee’s local human resources representative.
23.Governing Law; Jurisdiction. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Colorado. Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Colorado in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.
24.Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules appended hereto, including the Plan. This Agreement is entered into, and the Award evidenced hereby is granted, pursuant to the Plan and shall be governed by and construed in accordance with the Plan and the administrative interpretations adopted by the Committee thereunder. The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense. All decisions of the Committee upon questions regarding this Agreement will be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.
25.Duplicate Originals. The Company and the Grantee may sign any number of copies of this Agreement. Each signed copy will be an original, but all of them together represent the same agreement.
26.Rules by Committee. The rights of the Grantee and the obligations of the Company hereunder will be subject to such reasonable rules and regulations as the Committee may adopt from time to time.
27.Entire Agreement. This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and the Grantee regarding the subject matter hereof. The Grantee and the Company hereby declare and represent that no promise or agreement not herein expressed has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Award and replaces and makes null and void any prior agreements between the Grantee and the Company regarding the Award. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.
28.Grantee Acceptance. The Grantee will signify acceptance hereof and consent to all the terms and conditions of this Agreement by signing in the space provided on the signature page hereto and returning a signed copy to the Company.

Signature Page to Performance Share Units Agreement dated as of April 30, 2014, between Liberty Global plc and the Grantee

LIBERTY GLOBAL PLC

By:
Name:
Title:

ACCEPTED:

Grantee Name: Michael T. Fries
Address:
Address:
City/State/Country:
Optionee ID:

Grant No. _________

Number of Performance Share Units (LBTY_) Awarded    1,000,000